Exhibit 99.1

NEWS RELEASE

Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS

THIRD QUARTER FISCAL 2010 RESULTS

•                  Net sales for third quarter fiscal 2010 increased 10% over the prior fiscal year to $313.5 million

•                  Operating income for third quarter fiscal 2010 increased 8% to $32.9 million

•                  Income from continuing operations for third quarter fiscal 2010 was $18.1 million, or $1.08 per diluted share

•                  Net income for third quarter fiscal 2010 was $5.6 million, or $0.34 per diluted share, which included a non-cash impairment charge of $17.4 million in discontinued operations

•                  Cash flow from operations for third quarter fiscal 2010 was $53.2 million, a 106% increase, and year to date was $126.5 million, a 65% increase

Wayne, PA — February 3, 2010 — Triumph Group, Inc. (NYSE: TGI) today reported that net sales for the third quarter of the fiscal year ending March 31, 2010 totaled $313.5 million, a ten percent increase from last year’s third quarter net sales of $285.2 million.  Income from continuing operations for the third quarter of fiscal year 2010 was $18.1 million, or $1.08 per diluted share, versus $20.1 million, or $1.21 per diluted share, for the third quarter of the prior year.  Net income for the third quarter of fiscal year 2010 was $5.6 million, or $0.34 per diluted share, versus $19.2 million, or $1.16 per diluted share, for the third quarter of the prior year.  The loss from discontinued operations for the quarter included an impairment charge of $17.4 million.  The number of shares used in computing diluted earnings per share for the third quarter of fiscal 2010 was 16.7 million shares.  During the quarter, the company generated $53.2 million of cash flow from operations.  The results for the quarter included $1.5 million of incremental non-cash interest expense associated with the adoption of APB 14-1, which required a change in the accounting for convertible debt interest, and approximately $1.8 million of interest expense associated with the $175 million in aggregate principal amount of senior subordinated notes issued during the quarter.  Approximately $0.8 million of start up costs related to the Mexican facility were also included in the results for the quarter.  Prior

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year results were restated to reflect the adoption of APB 14-1, resulting in an incremental $1.5 million of interest expense over the previously reported amount.

Net sales for the nine months of fiscal year 2010 were $942.8 million, a one percent increase from net sales of $929.2 million last fiscal year.  Income from continuing operations for the first nine months of fiscal year 2010 was $60.3 million, or $3.62 per diluted share.  Net income for the first nine months of fiscal year 2010 was $43.1 million, or $2.59 per diluted share.  During the nine months ended December 31, 2009, the company generated $126.5 million of cash flow from operations.

Aerospace Systems

The Aerospace Systems segment reported net sales for the quarter of $262.9 million compared to $222.8 million in the prior year, an increase of eighteen percent.  After adjusting for the effect of last year’s Boeing strike, organic sales decreased eight percent over the prior year primarily due to continued softness in the business jet and regional jet markets.  Operating income for the third quarter of fiscal year 2010 was $39.1 million, compared to $34.3 million for the prior year period, a fourteen percent increase.  Operating income for the quarter included $1.2 million of legal expenses associated with the ongoing trade secret litigation, an increase of eighty-two percent over the prior year period.  Margins for the quarter were negatively impacted by approximately $11.5 million of sales recognized at zero margin representing progress payments for ongoing negotiations of a retroactive pricing agreement, which is expected to be finalized during the quarter ending March 31, 2010.

Aftermarket Services

The Aftermarket Services segment reported net sales for the quarter of $51.4 million, compared to $63.1 million in the prior year period, a decrease of nineteen percent primarily due to lower passenger and freight traffic and the continued effects of deferring maintenance and inventory de-stocking.  Operating income for the third quarter of fiscal year 2010 was $1.4 million, compared to $2.2 million for the prior year period.

Outlook

Commenting on the company’s performance and its outlook, Richard C. Ill, Triumph’s Chairman and Chief Executive Officer, said, “In light of the current market environment, we are pleased with our third quarter performance.  During the quarter, our backlog grew sequentially and we continued to execute well, contain costs, and generate very strong cash flow. In addition, we successfully completed a high yield debt offering, which added both strength and flexibility to our balance sheet.  These key elements position us well to invest in and grow our company.”

“Based on current projected aircraft production rates and our existing share count, we now expect that earnings per share from continuing operations for the current fiscal year will be approximately $4.80 per diluted share, which includes the after-tax impact of the interest expense associated with the recently issued senior subordinated notes of approximately $0.22 per diluted share.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2010 third quarter results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  A slide presentation will be included with the audio portion of the webcast.  An audio replay will be available from February 4th until February 11th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1427249.

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Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and accessories.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including expectations of future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, and earnings results for fiscal 2010.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 8 PAGES

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

CONDENSED STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$313,530	$285,243	$942,799	$929,190

Operating income	32,938	30,431	107,936	116,473

Interest expense and other	7,768	4,687	18,595	14,266
Gain on early extinguishment of debt	0	(581)	(39)	(581)
Income tax expense	7,117	6,264	29,088	32,616

Income from continuing operations	18,053	20,061	60,292	70,172
Loss from discontinued operations, net of tax	(12,453)	(818)	(17,202)	(3,114)

Net income	$5,600	$19,243	$43,090	$67,058

Earnings per share - basic:

Income from continuing operations	$1.10	$1.22	$3.66	$4.28
Loss from discontinued operations	$(0.76)	$(0.05)	$(1.05)	$(0.19)
Net income	$0.34	$1.17	$2.62 *	$4.09

Weighted average common shares outstanding - basic	16,467	16,387	16,454	16,382

Earnings per share - diluted:

Income from continuing operations	$1.08	$1.21	$3.62	$4.23
Loss from discontinued operations	$(0.75)	$(0.05)	$(1.03)	$(0.19)
Net income	$0.34 *	$1.16	$2.59	$4.04

Weighted average common shares outstanding - diluted	16,688	16,551	16,641	16,584

Dividends declared and paid per common share	$0.04	$0.04	$0.12	$0.12

*  Difference due to rounding.

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

BALANCE SHEET

	December 31,	March 31,
	2009	2009
Assets
Cash and cash equivalents	$152,284	$14,478
Accounts receivable, net	166,045	209,463
Inventory	378,670	389,348
Rotable assets	25,753	25,652
Deferred income taxes	1,486	1,727
Assets held for sale	5,281	27,695
Prepaid income taxes	0	4,434
Prepaid expenses and other	8,052	6,021
Current assets	737,571	678,818

Property and equipment, net	322,154	332,467
Goodwill	487,197	459,541
Intangible assets, net	79,907	108,350
Other	18,802	12,031

Total assets	$1,645,631	$1,591,207

Liabilities & Stockholders’ Equity

Accounts payable	$78,402	$103,711
Accrued expenses	94,336	109,580
Liabilities related to assets held for sale	681	4,283
Current portion of long-term debt	94,214	89,085
Current liabilities	267,633	306,659

Long-term debt, less current portion	414,823	370,311
Income taxes payable, non-current	4,093	2,917
Deferred income taxes, non-current	106,991	108,413
Other non-current liabilities	13,139	14,344

Stockholders’ Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 16,820,754 and 16,763,984 shares issued	16	16
Capital in excess of par value	314,095	311,434
Treasury stock, at cost, 153,278 and 174,417 shares	(8,404)	(9,785)
Accumulated other comprehensive income (loss)	4,035	(2,233)
Retained earnings	529,210	489,131
Total stockholders’ equity	838,952	788,563

Total liabilities and stockholders’ equity	$1,645,631	$1,591,207

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FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

SEGMENT DATA

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales:
Aerospace Systems	$262,882	$222,751	$779,276	$738,552
Aftermarket Services	51,409	63,107	166,506	192,556
Elimination of inter-segment sales	(761)	(615)	(2,983)	(1,918)
	$313,530	$285,243	$942,799	$929,190

Operating income (loss):
Aerospace Systems	$39,090	$34,269	$120,021	$126,854
Aftermarket Services	1,390	2,219	7,294	9,002
Corporate	(7,542)	(6,057)	(19,379)	(19,383)
	$32,938	$30,431	$107,936	$116,473

Depreciation and amortization:
Aerospace Systems	$9,084	$8,498	$30,674	$25,888
Aftermarket Services	3,211	3,171	9,650	10,206
Corporate	190	58	534	191
	$12,485	$11,727	$40,858	$36,285

Capital expenditures:
Aerospace Systems	$5,005	$6,097	$17,197	$24,008
Aftermarket Services	1,474	1,684	3,234	6,676
Corporate	1,242	81	1,335	568
	$7,721	$7,862	$21,766	$31,252

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with recent Securities and Exchange Commission (the “SEC”) guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is EBITDA, which is our income from continuing operations before interest, income taxes, depreciation and amortization. We disclose EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations

We view EBITDA as an operating performance measure and as such we believe that the GAAP financial measure most directly comparable to it is income from continuing operations. In calculating EBITDA, we exclude from income from continuing operations the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of EBITDA to income from continuing operations set forth below, in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our EBITDA.

EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our income from continuing operations has included significant charges for depreciation and amortization. EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe EBITDA is a measure of our ongoing operating performance because the isolation of non-cash charges, such as depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our income from continuing operations to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to income from continuing operations:

•                                Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•                                Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•                                The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

•                                Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures, continued

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our EBITDA reconciled to our income from continuing operations for the indicated periods (in thousands):

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Income from Continuing Operations	$18,053	$20,061	$60,292	$70,172

Add-back:
Income Tax Expense	7,117	6,264	29,088	32,616
Gain on Early Extinguishment of Debt	0	(581)	(39)	(581)
Interest Expense and Other	7,768	4,687	18,595	14,266
Depreciation and Amortization	12,485	11,727	40,858	36,285

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$45,423	$42,158	$148,794	$152,758

Net Sales	$313,530	$285,243	$942,799	$929,190

EBITDA Margin	14.5%	14.8%	15.8%	16.4%

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Three Months Ended December 31, 2009
		Segment Data
	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from Continuing Operations	$18,053

Add-back:
Income Tax Expense	7,117
Gain on Early Extinguishment of Debt	0
Interest Expense and Other	7,768

Operating Income (Expense)	$32,938	$39,090	$1,390	$(7,542)

Depreciation and Amortization	12,485	9,084	3,211	190

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$45,423	$48,174	$4,601	$(7,352)

Net Sales	$313,530	$262,882	$51,409	$(761)

EBITDA Margin	14.5%	18.3%	8.9%	n/a

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Nine Months Ended December 31, 2009
		Segment Data
	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from Continuing Operations	$60,292

Add-back:
Income Tax Expense	29,088
Gain on Early Extinguishment of Debt	(39)
Interest Expense and Other	18,595

Operating Income (Expense)	$107,936	$120,021	$7,294	$(19,379)

Depreciation and Amortization	40,858	30,674	9,650	534

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$148,794	$150,695	$16,944	$(18,845)

Net Sales	$942,799	$779,276	$166,506	$(2,983)

EBITDA Margin	15.8%	19.3%	10.2%	n/a

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Three Months Ended December 31, 2008
		Segment Data
	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from Continuing Operations	$20,061

Add-back:
Income Tax Expense	6,264
Gain on Early Extinguishment of Debt	(581)
Interest Expense and Other	4,687

Operating Income (Expense)	$30,431	$34,269	$2,219	$(6,057)

Depreciation and Amortization	11,727	8,498	3,171	58

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$42,158	$42,767	$5,390	$(5,999)

Net Sales	$285,243	$222,751	$63,107	$(615)

EBITDA Margin	14.8%	19.2%	8.5%	n/a

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):

	Nine Months Ended December 31, 2008
		Segment Data
	Total	Aerospace Systems	Aftermarket Services	Corporate / Eliminations

Income from Continuing Operations	$70,172

Add-back:
Income Tax Expense	32,616
Gain on Early Extinguishment of Debt	(581)
Interest Expense and Other	14,266

Operating Income (Expense)	$116,473	$126,854	$9,002	$(19,383)

Depreciation and Amortization	36,285	25,888	10,206	191

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$152,758	$152,742	$19,208	$(19,192)

Net Sales	$929,190	$738,552	$192,556	$(1,918)

EBITDA Margin	16.4%	20.7%	10.0%	n/a

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FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We use “Net Debt to Capital” as a measure of financial leverage. The following table sets forth the computation of Net Debt to Capital:

	December 31,	March 31,
	2009	2009

Calculation of Net Debt
Current portion	$94,214	$89,085
Long-term debt	414,823	370,311
Total debt	509,037	459,396
Less: Cash and cash equivalents	152,284	14,478
Net debt	$356,753	$444,918

Calculation of Capital
Net debt	$356,753	$444,918
Stockholders’ equity	838,952	788,563
Total capital	$1,195,705	$1,233,481

Percent of net debt to capital	29.8%	36.1%

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